Exhibit 2.2

FIRST AMENDMENT

PURCHASE AND SALE AGREEMENT

EPL OF LOUISIANA, L.L.C.

AS SELLER

AND

CASTEX ENERGY 2007, L.P.

AS BUYER

This shall be the First Amendment to that certain Purchase and Sale Agreement (“PSA”) dated May 31, 2007 by and between EPL of Louisiana, L.L.C. and Castex Energy 2007, L.P.

A.

The parties hereto desire to and hereby agreed to replace Exhibit “H”, “L” and “L-1” in the PSA with Exhibit “H”, “L” and “L-1” attached to this First Amendment.

B.

Article 6.3 of the PSA provides for supplemental information to be added to Exhibit “C”. No additional permits or information are to be supplemented.

This First Amendment executed on June 12th, 2007 by its duly authorized representative and effective as of the date of the original Purchase and Sale Agreement.

Castex Energy 2007, L.P.

By:	/s/ John R. Stoika
John R. Stoika President

EPL of Louisiana, L.L.C.
By Energy Partners, Ltd., its Sole Member

By:	/s/ L. Keith Vincent
L. Keith Vincent Vice President Land

EXHIBIT “H”

Attached to and made a part of that certain Purchase and Sale Agreement dated May 31, 2007 (effective April 1, 2007) by and between

EPL of Louisiana, L.L.C., Seller and

Castex Energy 2007, L.P., Buyer.

EXCLUDED LITIGATION AND CLAIMS

Percy Dardar, et al v. Energy Partners LTD et al 32nd Judicial District Court, Parish of Terrebonne, State of Louisiana, Docket # 148046

Exhibit “L”

Attached to and made a part of that certain Purchase and Sale Agreement dated

May 31, 2007 (effective April 1, 2007) by and between EPL of Louisiana, L.L.C., Seller and

Castex Energy 2007, L.P., Buyer

Gas Imbalances

Well	EPL NRI Over /(Under) MCF	EPL NRI Over /(Under) MMBTU	Balance as of:
VUB ALMI 75 #1 LAKE BOUDREAUX	40,408.00	45,863.08	3/31/2007
VUB SL 5351 #1 LAKE BOUDREAUX	4,265.83	4,750.00	3/31/2007
VUB ALMI 70 #1/2/3 LAKE BOUDREAUX	39,299.56	44,605.00	3/31/2007
TOTAL	83,973.39	95,218.08

U LYONS RA SUA BABIN #1 SBOURG	32,990.00	33,979.70	3/31/2007
LAPEYROUSE	(8,307.00)	(8,997.31)	3/31/2007
TOTALS	108,656.39	120,200.47

EXHIBIT “L-1”

Attached to and made a part of that certain Purchase and Sale Agreement dated May 31, 2007 (effective April 1, 2007) by and between

EPL of Louisiana, L.L.C., Seller and

Castex Energy 2007, L.P., Buyer.

SETTLEMENT IMBALANCE

1.	LA22-006 – Lake Boudreaux

That certain Operating Agreement effective September 15, 2003, by and among Apache Corporation, as Operator, Flare Resources Inc., et al, as Non-Operators.

2.	LA22-005 – Lake Boudreaux

That certain Operating Agreement effective September 15, 2003, by and between Apache Corporation, as Operator, Flare Resources, et al, as Non-Operators.

3.	LA30-001 – South Bourg – Logan Babin

That certain Operating Agreement effective September 15, 2003, by and among Apache Corporation, as Operator, Flare Resources Inc., et al, as Non-Operators

4.	LA22-0002 – Lake Boudreaux

That certain Operating Agreement dated August 1, 2003, by and among Apache Corporation, as Operator and Castex Energy, Inc., et al, as Non-Operators.

5.	LA22-0001 – Lake Boudreaux

That certain Operating Agreement dated                     , by and between The Meridian Resource and Exploration LLC, and Castex Energy, Inc., et al